** CONFIDENTIAL TREATMENT REQUESTED BY DOUGLAS ELLIMAN INC.

PURSUANT TO CFR SECTION 200.83 **

Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

DOUGLAS ELLIMAN INC.

FIRST. The name of the corporation is Douglas Elliman Inc. (hereinafter, the “Corporation”).

SECOND. The address of the Corporation’s registered office and registered agent for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.10.

FIFTH. The name and mailing address of the incorporator is James B. Kirkland III, Vector Group Ltd., 4400 Biscayne Boulevard, Miami, Florida 33137.

SIXTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

** CONFIDENTIAL TREATMENT REQUESTED BY DOUGLAS ELLIMAN INC.

PURSUANT TO CFR SECTION 200.83 **

NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 13th day of August, 2021.

/s/ James B. Kirkland III
James B. Kirkland III
Sole Incorporator

[Signature Page to Douglas Elliman Inc. Certificate of Incorporation]